Exhibit 3.1

CERTIFICATE OF DESIGNATIONS

CERTIFICATE OF DESIGNATION,

PREFERENCES, LIMITATIONS AND RIGHTS

OF

SERIES P PREFERRED STOCK,

$0.01 PAR VALUE PER SHARE

Pursuant to Section 151 of the General Corporation Law of the State of Delaware

Global Technologies, Ltd., a Corporation Incorporated under the laws of the State of Delaware (the “Corporation”), hereby certifies that the following resolution was adopted by the Board of Directors of the Corporation (the “Board”) on August 20, 2025 pursuant to authority of the Board of Directors as required by Section 151 of the General Corporation Law of the State of Delaware.

RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors of the Corporation in accordance with the provisions of the Certificate of Incorporation and Bylaws of the Corporation, each as amended or amended and restated through the date hereof, the Board hereby designates a series of the Corporation’s previously authorized Preferred stock, par value $.01 per share (the “Preferred Stock”) as its Series P Preferred Stock, and hereby states the number of authorized shares, and the relative rights, preferences, limitations, privileges, powers and restrictions thereof are and shall be as set forth on the attached Annex A.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation, Preferences, Limitations and Rights to be signed by its duly authorized officer(s) as of the 20th day of August 2025.

GLOBAL TECHNOLOGIES, LTD.

By:
Chief Executive Officer & Chairman

ANNEX A

SERIES P PREFERRED STOCK

1) Designations and Amounts

The Board of Directors of the Company, pursuant to authority granted in the Certificate of Incorporation, hereby creates a series of preferred stock designated as Series P Preferred Stock (the “Series P Preferred Stock”) with a stated value of $0.01 par value per share. The number of authorized shares constituting the Series P Preferred Stock shall be Seven Hundred Fifty Thousand (750,000) shares.

2) Dividends

The holders of Series P Preferred Stock shall be entitled to receive dividends when, as and if declared by the Board of Directors, in its sole discretion.

3) Voting

a) Except as otherwise provided herein, each outstanding share of Series P Preferred Stock shall have 1,000 votes per share (and, for the avoidance of doubt, each fraction of a share of Series P Preferred Stock shall have a ratable number of votes). The outstanding shares of Series P Preferred Stock shall vote together with the outstanding shares of Class A Common Stock, par value $0.0001 per share (the “Common Stock”), of the Corporation as a single class exclusively with respect to any matters brought before shareholders for a vote except to the extent required under the DGCL.

4) Conversion Rights

Each Share of Series P Preferred Stock shall be convertible into one (1) share of the Corporation’s Common Stock at any time at the option of the holder.

b) In the event of a reverse stock split, the conversion ratio shall not be adjusted. For example, a holder of 25,000 Series P Preferred Stock shall receive 25,000 Shares of Common Stock upon conversion regardless of the reverse split ratio.

c) No fractional shares shall be issued upon conversion; any fractional share shall be rounded down to the nearest whole share.

d) The method of conversion shall require the holder to provide written notice and comply with the procedures set by the Corporation or its transfer agent.

5) Revenue Participation

(a) Entitlement. Each holder of Series P Preferred Stock (a “Holder”) shall be entitled to receive, on a pro rata basis, revenue participation distributions equal to five percent (5%) of the Net Revenues generated by Primecare Supply, LLC and PulseAi, and five percent (5%) of the Gross Revenues generated by GTLL Advisory Group, LLC (d/b/a GlowWell Advisors), until such time as such Holder has received cumulative distributions equal to two hundred percent (200%) of the original purchase price paid for such Holder’s Series P Preferred Stock (the “Maximum Return”).

(b) Payment Mechanics.

●	Commencement. Distributions shall commence with the first full fiscal quarter following the date of issuance of the Series P Preferred Stock to such Holder.

●	Timing. All distributions shall be calculated within thirty (30) calendar days after the end of each fiscal quarter and paid no later than forty-five (45) calendar days after such quarter-end.

●	Form of Payment. Payments shall be made in U.S. dollars by electronic transfer (wire or ACH) to an account designated by the Holder.

(c) Definitions. For purposes of this Section:

●	“Net Revenues” means gross cash receipts actually received by Primecare Supply, LLC and PulseAi, less direct pharmacy and reseller costs.

●	“Gross Revenues” means all cash receipts actually received by GTLL Advisory Group, LLC (d/b/a GlowWell Advisors), without deduction.

(d) Deferrals. In the event that the Company does not have sufficient available cash to make any distribution when due, the unpaid portion shall accrue as a continuing obligation of the Company, to be carried forward and paid in subsequent quarters as cash flow permits, until fully satisfied.

(e) Late Payments. Any distribution not made within forty-five (45) calendar days after quarter-end shall be deemed late. The Company shall promptly notify Holders of the reason for any such delay and the expected payment date. No interest shall accrue on unpaid balances so long as the Company uses commercially reasonable efforts to make such payments at the earliest practicable date.

(f) Acknowledgment of Risk. Holders acknowledge and agree that all distributions under this Section are expressly dependent upon the generation of sufficient revenues by the Company and its subsidiaries. No assurance is made, and no guarantee is given, that such revenues will be generated or that distributions will be made on a timely basis.

6) Lock-Up Period

For the avoidance of doubt, the “Lock-Up Period” with respect to the Series P Preferred Stock shall mean the six (6) month period beginning on the date of issuance of such shares, during which time Holders agree not to convert such shares into Common Stock or transfer, assign, or otherwise dispose of such shares or any Common Stock issuable upon conversion thereof.

This restriction is intended to ensure orderly treatment of the Company’s capital structure, particularly in connection with any corporate actions such as stock splits, reverse splits, uplistings, or other restructuring events. Following the expiration of the Lock-Up Period, Series P Preferred Stock may be converted and any resulting Common Stock may be transferred, subject to applicable securities laws and Company policies then in effect.

7) No Anti-Dilution / Derivative Liability

The Series P Preferred Stock shall not include any floating conversion, reset, ratchet, or other anti-dilution provisions. The Series is structured to avoid derivative liability under ASC 815.

8) Liquidation

a) The Series P Preferred Stock shall rank senior to the Common Stock and junior to the Series N Preferred Stock as to any distribution of assets upon a liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary (a “Dissolution”). For the avoidance of doubt, but without limiting the foregoing, neither the merger or consolidation of the Corporation with or into any other entity, nor the sale, lease, exchange, or other disposition of all or substantially all of the Corporation’s assets shall, in and of itself, be deemed to constitute a Dissolution.

b) In the event of any voluntary or involuntary Dissolution of the Corporation, and after payment or provision for payment of debts and liabilities and liquidation preferences of any senior securities (including the Series N Preferred Stock), the remaining assets of the Corporation available for distribution shall be distributed among the holders of the Series P Preferred Stock and Common Stock pro rata, treating the Series P Preferred Stock as if it had been converted into Common Stock immediately prior to such Dissolution.

c) In the event of a Dissolution involving the distribution of assets other than cash, the Corporation shall promptly engage an independent appraiser to determine the fair market value of such assets. Upon receipt of the appraiser’s valuation, the Corporation shall provide prompt written notice to each holder of Series P Preferred Stock. Any equity securities of other entities to be distributed shall be valued as follows:

(i) if listed on a national securities exchange or NASDAQ, the last sale price on the principal trading market on such date (or next preceding trading date, if unavailable);

(ii) if traded over-the-counter, the closing bid price as quoted on the OTC Bulletin Board, Pink Sheets, or equivalent;

(iii) if neither (i) nor (ii) is applicable, the fair market value as reasonably determined in good faith by the Board of Directors.

9) Redemption and Transfer Restrictions.

a) Shares of Series P Preferred Stock shall be uncertificated and represented in book-entry form on the books of the Corporation.

b) Series P Preferred Stock shall not be transferable by the holder except in connection with the conversion of such shares into Common Stock, or with the prior written consent of the Corporation, which may be granted or withheld in its sole discretion. Any such permitted transfer shall be subject to applicable securities laws and the Corporation’s internal transfer procedures.

c) The Corporation may, at its sole option and with the written consent of the holder, redeem Series P Preferred Stock at a redemption price equal to $1.00 per share (the original issue price), provided that such redemption does not impair the Corporation’s capital or violate applicable law.

d) Notice of the foregoing restrictions on transfer and the terms of any redemption shall be provided to holders in accordance with Section 151 of the Delaware General Corporation Law and any applicable rules of the transfer agent, if one is appointed.

10) No Impairment

The Corporation shall not take any action that impairs the rights of Series P holders, including amending its governing documents or engaging in reorganization, transfer of assets, merger, or similar actions without honoring the terms herein.

11) Loss, Theft, Destruction

Upon satisfactory evidence of loss, theft, or destruction of Series P Preferred Shares, and indemnity if required, the Corporation shall issue a replacement.

12) Notices

Holders of Series P Preferred Stock shall be entitled to all communications sent to Common Stockholders. Notices shall be delivered in person, by mail, or through public newswire or market announcement.

13) Severability

If any right, preference, or limitation of the Series P Preferred Stock set forth herein is found to be invalid, unlawful, or incapable of being enforced by reason of any rule, law, or public policy, all other rights, preferences, and limitations set forth herein that can be given effect without the invalid, unlawful, or unenforceable provision shall nevertheless remain in full force and effect.

No right, preference, or limitation herein shall be deemed dependent upon any other such right, preference, or limitation unless expressly stated.

If to the Corporation:

Global Technologies, LTD.

806 Green Valley Road, Suite 200

Greensboro, NC 27408 USA

If to the holders of the Series P Preferred Stock:

To the address listed in the Corporation’s books and records.

The foregoing Certificate of Designation was adopted by the Board of Directors of the Corporation pursuant to Section 151 of the General Corporation Law of the State of Delaware on July 25, 2025.

IN WITNESS WHEREOF, Global Technologies, Ltd. has caused this Certificate of Designation of Series P Preferred Stock to be executed by its duly authorized officer on this____day of___________, 2025.

GLOBAL TECHNOLOGIES, LTD.

By:
H. Wyatt Flippen
Chief Executive Officer & Chairman

ANNEX B

CONVERSION NOTICE

(Global Technologies, Ltd. – Series P Preferred Stock)

(To be completed and executed by the Holder in order to convert Series P Preferred Stock)

The undersigned Holder of shares of Series P Preferred Stock of Global Technologies, Ltd. (the “Company”) hereby irrevocably elects to convert the number of shares of Series P Preferred Stock indicated below into shares of Common Stock of the Company according to the terms and conditions of the Certificate of Designation of Series P Preferred Stock.

1.	Date of Conversion: _________________

2.	Number of Series P Preferred Shares to be Converted: _________________

3.	Conversion Ratio: 1 share of Series P Preferred = 1 share of Common Stock

4.	Number of Common Shares to be Issued: ____________________

5.	Method of Delivery (choose one):

☐	Electronic book-entry at transfer agent

☐	Physical certificate

Please issue the Common Stock in the following name and account:

Name: ______________________________

Address: ____________________________

Tax ID / SSN: _________________________

DTC/Account No. (if applicable): __________

The undersigned represents and warrants that it is the owner of the shares of Series P Preferred Stock being converted and that such shares are free from liens, encumbrances, or restrictions, other than those imposed by applicable securities laws.

_______________________

(Signature of Holder)

Print Name: _________________

Date: ______________________